UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
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FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).
/ /Form 3 Holdings Reported
/ /Form 4 Transactions Reported
Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     WILLIAM C. CLINE
     200 S. Michigan Ave.
     Chicago, IL 60604
2.   Issuer Name and Ticker or Trading Symbol
     Borg-Warner Automotive, Inc. (BWA)
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     -
4.   Statement For Month/Year
     DECEMBER 31, 1998
5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     ( ) Director (x)Officer (give title below) ( ) 10% Owner ( ) Other
                     Vice President & Controller   (specify below)
7.   Individual or Joint/Group Filing (Check applicable line)
     /x/ Form Filed by One Reporting Person
     --- Form Filed by More Than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security|2.Transaction Date|3. Transac-   |4.Securities Acquired
                   | (Month/Day/Year) | tion Code | (A) or Disposed of(D)
                   |                  | Code  | V | Amount |(A)or(D)|Price
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                   |               |       |      |        |   |
Common Stock       |               |       |      | 47.736 | A |($43.993-65.393)
Common Stock       |               |       |      |        |   |
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5. Amount of Securities |6. Ownership Form | 7.Nature of Indirect
   Beneficially Owned at|   Direct (D) or  |   Beneficial Ownership
   End of Month         |   Indirect (I)   |
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                        |                  |
      -                 |      I           |       *
     9,865.5901         |                  |
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*Between 1/1/98 and 12/31/98 the reporting person acquired 47.736 shares of
Common Stock in the BWA Retirement Savings Plan.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g. Puts, Calls, Warrants, Options, Convertible Securities)
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1.Title of Deriv-|2.Conversion |3.Transaction |4.Trans- |5.Number of
  ative Security |  or Exercise|  Date(month  |  action |  Derivative
                 |  Price of   |  \day\year)  |  Code   |  Securities Ac-
                 |  Derivative |              |         |  quired(A)or
                 |  Security   |              |         |  Disposed of(D)
                 |             |              |Code| V  |   (A) |   (D)
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                 |             |              |    |    |       |
Employee Stock   |             |              |    |    |       |
Option Right to Buy|           |              |    |    |       |
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6.Date Exercisable    |7.Title and   |8.Price of  |9.Number of   |10.Ownership
 and Expiration       | Amount of    |  Derivative|  Derivative  |Form of Deriv-
 Date(month/day/year) | Underlying   |  Security  |  Securities  |ative Security
 Date Exer-|Expiration| Securities   |            |  Beneficially|Direct (D) or
 cisable   | Date     | Title|Amt. or|            |  Owned At End|Indirect (I)
           |          |     |#of shrs|            |  Of Month    |
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           |          |            |      |       |              |
           |          |            |      |       |    21,000    |    D
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11. Nature of
    Indirect
    Beneficial
    Ownership
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
     -
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
Signature of Reporting Person
/s/  Laurene H. Horiszny
     as attorney-in-fact for WILLIAM C. CLINE
Date: February 11, 1999